Exhibit 4.19

23 August, 2017

Ms Kate Hill

Sabio Solutions Pty Limited

ABN 65 612 360 862

XXXX

Dear Kate,

RE: Extension of Appointment

I refer to the Letter of Appointment signed between you and the Company, dated 6 September 2016 (the Appointment Letter), and to the contract extension dated 6 March 2017 (the Extension Letter).

In accordance with our recent discussions, I am pleased to confirm a transition of your engagement to an open-ended term. The notice period specified in Clause 9 of the Appointment Letter shall be extended to 60 days. This transition will be effective immediately upon the completion of the period set out in the Extension Letter.

In all other respects, the ongoing engagement will be on the same terms as described in the original Appointment Letter, and subsequently modified in the Extension Letter. It is Novogen’s expectation that compensation will be reviewed around December 2017 and annually thereafter, in line with the company’s standard performance review cycle.

In accordance with Section 2 of the Appointment Letter, please return a signed copy of this letter as written agreement of extension of your appointment.

On behalf of the Board and Management, I would like to thank you for your ongoing commitment to excellence at Novogen and congratulate you on your outstanding performance.

Yours faithfully,

Iain Ross

Chairman

Novogen Limited ABN 37 063 259 754

PO Box 2333 Hornsby Westfield 1635 NSW Australia

Suite 502, Level 5, 20 George Street, Hornsby, NSW 2077 Australia

T +61 2 9476 0344 F +61 2 9476 0388

www.novogen.com

By signing this letter, you agree to the extension of your appointment,

Kate Hill
Director, Sabio Solutions Pty Ltd

Novogen Limited ABN 37 063 259 754

PO Box 2333 Hornsby Westfield 1635 NSW Australia

Suite 502, Level 5, 20 George Street, Hornsby, NSW 2077 Australia

T +61 2 9476 0344 F +61 2 9476 0388

www.novogen.com